Exhibit 21.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2009

I.	Parent Company

Lydall, Inc.

II.	First tier

Lydall Thermal/Acoustical, Inc.

Lydall Filtration/Separation, Inc.

Lydall International, Inc.

Lydall France S.A.S.

Lydall Deutschland Holding GmbH

Lydall Netherlands B.V.

III.	Second tier

Charter Medical, Ltd.

Lydall Asia Limited

Lydall Thermal/Acoustical Sales, LLC

Lydall Industrial Thermal Solutions, Inc.

Trident II, Inc.

Lydall Filtration/Separation S.A.S.

Lydall Thermique/Acoustique S.A.S.

Lydall Gerhardi GmbH & Co. KG

Lydall Solutech B.V.

IV.	Third tier

Lydall Industrial Thermal Sales/Service, LLC

Lydall Gerhardi Verwaltungs GmbH

Lydall Shanghai Trading Company

V.	Fourth tier

Affinity Industries Asia, LLC